Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT
OF
THE ARTICLES OF INCORPORATION
OF
RICH UNCLES NNN REAL ESTATE INVESTMENT TRUST, INC.

Pursuant to the Maryland General Corporation Law (the “MGCL”), Rich Uncles, LLC, the sole stockholder of Rich Uncles Real Estate Investment Trust, Inc., and the undersigned directors of Rich Uncles NNN REIT, Inc., do hereby approve and adopt these Articles of Amendment and Restatement of the Articles of Incorporation of Rich Uncles Real Estate Investment Trust, Inc . (the “Articles”).

ARTICLE 1
NAME
1.1  Name.  The name of the corporation (the “Corporation”) is Rich Uncles NNN REIT, Inc.

ARTICLE 2
PURPOSES

2.1 Purposes.  The purposes for which the Corporation is formed are to engage in any lawful act or activity, including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or as any successor statute (the “Code”), for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  As used herein, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE 3
DEFINITIONS

3.1 Definitions.  The following words and terms, when used in these Articles of Incorporation, shall have the following meanings, unless the context clearly indicates otherwise:

3.1.1 Acquisition Expenses.  Expenses including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

3.1.2 Acquisition Fee.  The total of all fees and commissions paid by any party in connection with making or investing in mortgage loans or the purchase, development or construction of property by this Corporation.  Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated.  Excluded shall be development fees, construction fees and loan brokerage fees paid to persons not affiliated with the Sponsor (as defined below) in connection with the actual development and construction of a project.

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3.1.3 Advisor.  The person responsible for directing or performing the day-to-day business affairs of this Corporation, including a person to which an Advisor subcontracts substantially all such functions.  At the outset of this Corporation, the Advisor will be Rich Uncles REIT Operator, LLC.

3.1.4 Affiliate.  An affiliate of another person includes any of the following:

(a) any person directly or indirectly owning, controlling, or holding, with power to vote, 10% or more of the outstanding voting securities of such other person;

(b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person;

(c) any person directly or indirectly controlling, controlled by, or under common control with such other person;

(d) any executive officer, director, trustee, or general partner of such other person; or

(e) any legal entity for which such person acts as an executive officer, director, trustee, or general partner.

3.1.5 Average Invested Assets.  For any period, the average of the aggregate book value of the assets of the Corporation invested, directly or indirectly, in equity interests in, and loans secured by, real estate, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during such period.

3.1.6 Competitive Real Estate Commission.  Real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary, and competitive in light of the size, type, and location of such property.

3.1.7 Construction Fee.  A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise, and coordinate projects or to provide major repairs or rehabilitation on this Corporation’s property.

3.1.8 Contract Price for the Property.  The amount actually paid or allocated to the purchase, development, construction, or improvement of a property exclusive of Acquisition Fees and Acquisition Expenses.

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3.1.9 Development Fee.  A fee for the packaging of this Corporation's property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific property, either initially or at a later date.

3.1.10 Directors(s).  The member(s) of the Board of Directors that manages the REIT.

3.1.11 Independent Director(s).  The Director(s) of this Corporation who are not associated and have not been associated within the last two years, directly or indirectly, with the Sponsor or Adviser of this Corporation.

(a) A Director shall be deemed to be associated with the Sponsor or Advisor if he or she:

(1) owns an interest in the Sponsor, Advisor, or any of their affiliates;

(2) is employed by the Sponsor, Advisor, or any of their affiliates;

(3) is an officer or director of the Sponsor, Advisor, or any of their affiliates;

(4) performs services, other than as a Director, for the Corporation;

(5) is a director for more than three REITs organized by the Sponsor or advised by the Advisor; or

(6) has any material business or professional relationship with the Sponsor, Advisor, or any of their affiliates.

(b) For purposes of determining whether or not the business or professional relationship is material, the gross revenue derived by the prospective Independent Director from the Sponsor and Advisor and affiliates shall be deemed material per se if it exceeds 5.0% of the prospective Independent Director's:

(1) annual gross revenue, derived from all sources, during either of the last two years; or

(2) net worth, on a fair market value basis.

(c) An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with the Sponsor, Advisor, any of their affiliates, or the Corporation.

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3.1.12 Independent Expert.  A person with no material current or prior business or personal relationship with the Advisor or Directors who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation.

3.1.13 NASAA REIT Guidelines.  The Statement of Policy Regarding Real estate investment trusts published by the North American Securities Administrators Association in effect on the date hereof.

3.1.14 Net Assets.  The total assets (other than intangibles) at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.

3.1.15 Net Income.  For any period total revenues applicable to such period, less the expenses applicable to such period other than additions to reserves for depreciation or bad debts or other similar non-cash reserves.  If the Advisor receives an incentive fee, net income, for purposes of calculating total operating expenses in accordance with the NASAA REIT Guidelines, shall exclude the gain from the sale of the Corporation's assets.

3.1.16 Organization and Offering Expenses.  All expenses incurred by and to be paid from the assets of the Corporation in connection with and in preparing a REIT for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, experts, expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, accountants' and attorneys' fees.

3.1.17 Roll-up.  A transaction involving the acquisition, merger, conversion, or consolidation either directly or indirectly of this Corporation and the issuance of securities of a roll-up entity.  Such term does not include:

(a) a transaction involving securities of this Corporation that have been for at least 12 months listed on a national securities exchange; or

(b) a transaction involving the conversion to trust or association form of only this Corporation if, as a consequence of the transaction there will be no significant adverse change in any of the following:

(1) shareholders' voting rights;

(2) the term of existence of the Corporation;

(3) Sponsor (as defined below) or Advisor compensation;

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(4) the Corporation's investment objectives.

3.1.18 Roll-up Entity.  A partnership, real estate investment trust, corporation, trust, or other entity that would be created or would survive after the successful completion of a proposed roll-up transaction.

3.1.19 Shareholders.  The holders of this Corporation's shares.

3.1.20 Shares.  Shares of common stock of this Corporation as set forth under 7.1 below.

3.1.21 Sponsor.  Any person directly or indirectly instrumental in organizing, wholly or in part, this Corporation or any person who will control, manage or participate in the management of this Corporation, and any affiliate of such person.  Not included is any person whose only relationship with this Corporation is as that of an independent property manager of the Corporation’s assets, and whose only compensation is as such.  The term “Sponsor” does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services.  A person may also be deemed a Sponsor of this Corporation by:

(a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of this Corporation, either alone or in conjunction with one or more other persons;

(b) receiving a material participation in this Corporation in connection with the founding or organizing of the business of this Corporation, in consideration of services or property, or both services and property;

(c) having a substantial number of relationships and contacts with this Corporation;

(d) possessing significant rights to control the assets owned by this Corporation;

(e) receiving fees for providing services to this Corporation which are paid on a basis that is not customary in the industry; or

(f) providing goods or services to this Corporation on a basis which was not negotiated at arms length with this Corporation.

3.1.22 Total Operating Expenses.  Aggregate expenses of every character paid or incurred by this Corporation as determined under generally accepted accounting principles, including Advisors' fees, but excluding:

(a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer and registration, if any, of the Shares;

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(b) interest payments;

(c) taxes;

(d) non-cash expenditures such as depreciation, amortization, and bad debt reserves;

(e) Incentive Fees paid in compliance with the NASAA REIT Guidelines;

(f) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans, or other property, (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

3.1.23 Unimproved Real Property.  The real property of this Corporation which has the following three characteristics:

(a) an equity interest in real property which was not acquired for the purpose of producing rental or other operating income;

(b) has no development or construction in process on such land; and

(c) no development or construction on such land is planned in good faith to commence on such land within one year.  As of the formation of this Corporation, it is not expected that this Corporation will own Unimproved Real Property.

ARTICLE 4
PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o Capitol Corporate Services, Inc., 3206 Tower Oaks Blvd., 4th Floor, Rockville, Maryland 20852.  The name of the resident agent of the Corporation in the State of Maryland is Capitol Corporate Services, Inc. and its address is 3206 Tower Oaks Blvd., 4th Floor, Rockville, Maryland 20852.  The resident agent is a Maryland corporation.

ARTICLE 5
PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

5.1 Number and Experience of Directors.

5.1.1 Number of Directors.  The number of Directors of the Corporation shall be fixed by, or in the manner provided in the Bylaws of the Corporation, and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws, but in no event shall there be less than three (3) or more than seven (7) Directors but shall never be less than the minimum number required by the Maryland General Corporation Law, or any successor statute (the “MGCL”).  Except during a period of vacancy or vacancies on the Board of Directors, a majority of the Directors at all times shall be persons who are Independent Directors (as that term is defined in Section 3.1.11.

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5.1.2 Experience of Directors.  A Director shall have had at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of asset being acquired by this Corporation.  At least one of the Independent Directors shall have three years of relevant real estate experience.

5.2 Vacancies of Independent Directors.  Independent Directors shall nominate replacements for vacancies among the Independent Directors.

5.3 MGCL Election.  The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(a)(2) of the MGCL, to become subject to the provisions of Section 3-804(c) of the MGCL, which provides that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

5.4 Extraordinary Actions.  Except as specifically provided in Section 4.8 (relating to removal of directors) and in the last sentence of Article VII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

5.5 Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in this Charter or the Bylaws.

5.6 Preemptive Rights and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

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5.7 Indemnification.  The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, statutory real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of the foregoing capacities.  The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  Neither the amendment nor repeal of this Section 5.7, nor the adoption or amendment of any other provision of these Articles of Incorporation or Bylaws inconsistent with this 5.7, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

5.8 Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, cash flow, funds from operations, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, this Charter or Bylaws or otherwise to be determined by the Board of Directors.

5.9 REIT Qualification.  If the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

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5.10 Removal of Directors.  Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.  For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

5.11 Duties of Directors.

5.11.1 At or before the first meeting of the Board of Directors, the Articles of Incorporation shall be reviewed and ratified by a majority vote of the Directors and of the Independent Directors.

5.11.2 The Board of Directors shall establish written policies on investments and borrowing and shall monitor the administrative procedures, investment operations and performance of the Corporation and the Advisor to assure that such policies are carried out.

5.11.3 A majority of the Independent Directors must approve matters to which Sections 6.2(A), 6.2(D), 7.1-7.10, 8.1(B), 9.1, 9.2, 10.1, 10.2, 10.3(B), 10.4, 10.5, 10.7, 10.8, 10.11(C), of these Articles of Incorporation apply.

5.11.4 Advisory Contract.

(a) It shall be the duty of the Directors to evaluate the performance of the Advisor before entering into or renewing an advisory contract.  The criteria used in such evaluation shall be reflected in the minutes of such meeting.

(b) Each contract for the services of an Advisor entered into by the Directors shall have a term of no more than one year.

(c) Each advisory contract shall be terminable by a majority of the Independent Directors, or the Advisor on 60 days written notice without cause and without penalty; provided, however, the Advisor shall be entitled to the value of its incentive fee based upon the appraised value of the Corporation’s property at the date of termination.  In the event of the termination of such contract, the Advisor will cooperate with the Corporation and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function.

(d) The Directors shall determine that the Advisor, including any successor Advisor, possesses sufficient qualifications to:

(1) perform the advisory function for the Corporation; and

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(2) justify the compensation provided for in its contract with the Corporation.

5.12 Fiduciary Duty of Directors.  The Directors and any Advisor of the Corporation shall be deemed to be in a fiduciary relationship to the Corporation and to the shareholders.  Additionally, the Directors shall have a fiduciary duty to the shareholders to supervise the relationship of the Corporation with the Advisor.

5.13 Election of Directors; Quorum.  A majority of shareholders in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Directors, vote to elect the Directors.  Except as otherwise provided in these Articles of Incorporation, the holders of majority of the voting shares, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of business.

ARTICLE 6
FEES, COMPENSATION AND EXPENSES

6.1 Reasonable Expenses.  The Independent Directors shall determine, from time to time but no less often than annually, that the total fees and expenses of this Corporation are reasonable in light of the investment performance of this Corporation, its Net Assets, its Net Income, and the fees and expenses of other comparable unaffiliated REITs.  Each such determination shall be reflected in the minutes of the meetings of the Board of Directors.

6.2 Organization and Offering Expenses.  The Organization and Offering Expenses paid in connection with this Corporation's formation or the syndication of its Shares shall be reasonable and shall in no event exceed an amount equal to 3.0% of the proceeds raised in an offering.

6.3 Acquisition Fees and Acquisition Expenses.

6.3.1 The total of all Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed an amount equal to 3.0% of the Contract Price of a property; however, in no event will such total, when combined with all other broker fees related to such acquisition, exceed 6.0% of the Contract Price of such property.

6.3.2 Notwithstanding the cap on Acquisition Fees and Acquisition Expenses in the immediately preceding provision, a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.

6.4 Total Operating Expenses.

6.4.1 The Total Operating Expenses of this Corporation shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive if they exceed in any fiscal year the greater of 2.0% of its Average Invested Assets or 25% of its Net Income for such year.  The Independent Directors shall have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations unless such Independent Directors shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year.  Any such finding and the reasons in support thereof shall be reflected in the minutes of the meeting of the Board of Directors.

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6.4.2 Within 60 days after the end of any fiscal quarter of this Corporation for which Total Operating Expenses (for the 12 months then ended) exceeded 2.0% of Average Invested Assets or 25% of Net Income, whichever is greater, there shall be sent to the Shareholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in arriving at the conclusion that such higher operating expenses were justified.

6.4.3 In the event the Independent Directors do not determine such excess expenses are justified, the Directors shall cause the Advisor to reimburse this Corporation at the end of the 12 month period the amount by which the aggregate annual expenses paid or incurred by the Corporation exceed the limitations herein provided.

6.5 Asset Management Fee.   The Corporation will pay its Advisor 0. 1 % of the total investment value of the Corporation’s assets monthly.   For purposes of this Section 6.5 , “total investment value ” means, for any period, the total of the aggregate book value of all of the Corporation’s assets invested, directly or indirectly, in properties, before reserves for depreciation or bad debts or other similar non-cash reserves.

6.6 Financing Coordination Fee.  Other than with respect to any mortgage or other financing related to a property concurrent with its acquisition, if an Advisor, Director, Sponsor, or any Affiliate provides a substantial amount of the services in connection with the post-acquisition financing or refinancing of any debt that the Corporation obtains relative to a property or the Corporation, then that person may receive a financing coordination fee equal to 1.0% of the amount of such financing.

6.7 Property Management Fee.  If an Advisor, Director, Sponsor, or any Affiliate provides a substantial amount of the property management services for the Corporation’s properties, then that person may receive a property management fee equal to 1.5% of gross revenues from the properties managed.  The Corporation also may reimburse such person for property-level expenses that it pays or incurs on our behalf, including salaries, bonuses and benefits of persons employed by such person, except for the salaries, bonuses and benefits of persons who also serve as one of the Corporation’s executive officers or as an executive officer of such person. Such person may subcontract the performance of its property management duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracts for these services.

6.8 Leasing Commissions.  If a property or properties of the Company becomes unleased and an Advisor, Director, Sponsor, or any Affiliate provides a substantial amount of the services in connection with the leasing of such property or properties to unaffiliated third parties, then that person may receive a leasing commission equal to 6.0% of the rents due pursuant to such lease for the first ten years of the lease term; provided, however (i) if the term of the lease is less than ten years, such commission percentage will apply to the full term of the lease and (ii) any rents due under a renewal of a lease of an existing tenant upon expiration of the initial lease agreement (including the expiration of any extensions provided for thereunder) shall accrue a commission of 3.0% in lieu of the aforementioned 6.0% commission.  To the extent that any unaffiliated real estate broker assists in such leasing services, any compensation paid by the Company to an Advisor, Director, Sponsor, or any Affiliate pursuant to this Section 7.8 will be reduced by the amount paid to such unaffiliated real estate broker.

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6.9 Real Estate Commissions on Resale of Property.  If an Advisor, Director, Sponsor, or any Affiliate provides a substantial amount of the services in the effort to sell a property, then that person may receive up to one-half of the brokerage commission paid but in no event to exceed an amount equal to 3.0% of the contracted-for sales price.  In addition, the amount paid when added to the sums paid to unaffiliated parties in such a capacity shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6.0% of the contracted-for sales price.

6.10 Incentive Fees.

6.10.1 An interest in the gain from the sale of assets of the REIT, for which full consideration is not paid in cash or property of equivalent value, shall be allowed provided the amount or percentage of such interest is reasonable.  Such an interest in gain from the sale of REIT assets shall be considered presumptively reasonable if it does not exceed 40% of the balance of such net proceeds remaining after payment to shareholders, in the aggregate, of an amount equal to 100% of the original issue price of the Shares, plus a cumulative, non-compounded return equal to 6.5% of the original issue price of the Shares per annum.  For purposes of this subsection, the original issue price of the Shares may be reduced by prior cash distributions to Shareholders of net proceeds from the sale of Corporation assets.

6.10.2 In the case of multiple Advisors, Advisors, and any Affiliate shall be allowed Incentive Fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the Corporation assets by each respective Advisor or any Affiliate.

6.11 Advisor Compensation.

6.11.1 The Independent Directors shall determine from time to time and no less often than annually that the compensation which the Corporation contracts to pay to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by the NASAA REIT Guidelines.  The Independent Directors shall also supervise the performance of the Advisor and the compensation paid to it by the Corporation to determine that the provisions of such contract are being carried out.  Each such determination shall be based on the factors set forth below and all other factors such Independent Directors may deem relevant and the findings of such Directors on each of such factors shall be recorded in the minutes of the Board of Directors.

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(a) The size of the advisory fee in relation to the size, composition, and profitability of the Corporation.

(b) The success of the Advisor in generating opportunities that meet the investment objectives of the Corporation.

(c) The rates charged to other REITs and to investors other than REITs by advisors performing similar services.

(d) Additional revenues realized by the Advisor and any Affiliate through their relationship with the Corporation, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Corporation or by others with whom the Corporation does business.

(e) The quality and extent of service and advice furnished by the Advisor.

(f) The performance of the Corporation’s property, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations.

(g) The quality of the Corporation’s property in relationship to the investments generated by the Advisor for its own account.

ARTICLE 7
STOCK

7.1 Authorized Shares.  The Corporation has authority to issue 250,000,000 shares of stock, consisting of 200,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $250,000.00.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend this Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. Upon payment of consideration for and issuance of any shares of stock, such shares shall be non-assessable.

7.1.1 Common Stock.  Each share of Common Stock shall entitle the holder thereof to one vote.  The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

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7.1.2 Preferred Stock.  The Board of Directors may approve the issuance of preferred stock and classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.   The designation of the rights and preference of Preferred Stock, and the issuance of Preferred Stock, must be approved by a  majority of the Corporation’s independent directors who do not have an interest in the transaction must approve any issuance of preferred stock.  The independent directors are authorized to consult with company counsel or independent counsel at the expense of the Corporation before deciding whether to approve the issuance of preferred stock.

7.1.3 Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall:  (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of ARTICLE 7 and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”).  Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside this Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

7.2 Issuance of Shares Without Certificates.  Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates.  The Corporation shall continue to treat the holder of uncertificated Capital Stock registered on its stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose.  With respect to any shares of Capital Stock that are issued without certificates, information regarding restrictions on the transferability of such shares that would otherwise be required by the MGCL to appear on the stock certificates will instead be furnished to stockholders upon request and without charge.

7.3 Articles and Bylaws.  The rights of all stockholders and the terms of all shares of stock of the Corporation are subject to the provisions of these Articles and the Bylaws.

7.4 Tax on Disqualified Organizations.  To the extent that the Corporation incurs any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation allocable to a “disqualified organization” (as defined in Section 860E(e)(5) of the Code) that holds Common Stock or Preferred Stock in record name, the Corporation shall reduce the distributions payable to any such “disqualified organization” in the manner described in Treasury Regulations Section 1.860E-2(b)(4), by reducing from one or more distributions to be paid to such stockholder an amount equal to the tax incurred by the Corporation pursuant to Section 860E(e)(6) as a result of such stockholder’s stock ownership.

7.5 Dividend Reinvestment Plans.  The Board of Directors may establish, from time to time, a dividend reinvestment plan or plans.  Under any dividend reinvestment plan, (a) all material information regarding dividends to the Common Stockholders and the effect of reinvesting such dividends, including the tax consequences thereof, shall be provided to the Common Stockholders not less often than annually, and (b) each Common Stockholder participating in such plan shall have a reasonable opportunity to withdraw from the plan not less often than annually after receipt of the information required in clause (a) above.

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7.6  Share Repurchase Plans.  The Board of Directors may establish, from time to time, a share repurchase plan or plans if it does not impair the capital or operations of the REIT; however, the Company is not obligated to repurchase shares.  The sponsor, advisor, directors or their affiliates are prohibited from receiving a fee on the repurchase of the shares by the Company .

7.7  Restrictions on Ownership, Transfer, Acquisition and Redemption of Shares.

7.7.1  Definitions.  For purposes of Sections 7.7 and 7.8, the following terms shall have the following meanings:

“Acquire” shall mean the acquisition of Beneficial or Constructive Ownership of Common Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or Constructive Owner.  The terms “Acquires” and “Acquisition” shall have correlative meanings.

“Beneficial Ownership” shall mean ownership of Common Shares by an individual who would be treated as an owner of such shares under Section 542(a)(2) of the Code, either directly or constructively through the application of Section 544, as modified by Section 856(h)(1)(B).  For purposes of this definition, the term “individuals also shall include any organization, trust or other entity that is treated as an individual for purposes of Section 542(a)(2) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Excess Shares Trust as determined pursuant to Section 7.8.1 .

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Bylaws” shall mean the Bylaws of the Corporation, as the same are in effect from time to time.

“Closing Price” on any day shall mean the last sale price, or if no such sale takes place on that day, or, if there is such closing prices otherwise are not available, the fair market value of the affected class or series of Common Shares as of such day, as determined by the Board of Directors in its discretion.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.  Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Shares Ownership Limit” shall mean, subject to the exceptions set forth in subsection 7.7.9 , 8.0 percent of the outstanding Common Shares of the Corporation, or, from and after the date hereof, such greater percentage of the outstanding Common Shares of the Corporation as the Board of Directors may establish pursuant to the authority expressly vested in the Board of Directors in subsection 7.7.11 (but in no event to more than 9.9 percent of the outstanding Common Shares of the Corporation, as so adjusted), subject to the limitations contained in subsection 7.7.11 .

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“Constructive Ownership” shall mean ownership of Common Shares by a Person who would be treated as an owner of such shares, either actually or constructively, directly or indirectly, though the application of Section 318 of the Code, as modified by Section 856(d)(5) thereof.  The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Excess Shares Trust” shall mean the trust created pursuant to Section 7.8
“Excess Shares Trustee” shall mean the Corporation as Trustee for the Excess Shares Trust, and any successor trustee appointed by the Corporation.

 “Market Price” on any day shall mean the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding such day (or those days during such 10 day period for which Closing Prices are available).

“Ownership Limit” shall mean the Common Shares Ownership Limit.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of l934, as amended; but does not include an underwriter which participated in a public offering of Common Shares for a period of sixty (60) days following the purchase by such underwriter of such Common Shares therein, provided that the foregoing exclusion shall apply only if the ownership of such Common Shares by an underwriter or underwriters participating in a public offering would not cause the Corporation to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Corporation to fail to qualify as a REIT.

“Purported Beneficial Holder” shall mean, with respect to any event or transaction other than a purported Transfer or Acquisition which results in Excess Shares, the Person for whom the applicable Purported Record Holder held the Common Shares that were, pursuant to paragraph 7.7.2 , automatically exchanged for Excess Shares upon the occurrence of such event or transaction.  The Purported Beneficial Holder and the Purported Record Holder may be the same Person.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer or Acquisition which results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Common Shares if such Transfer or Acquisition had been valid under subsection 7.7.2.   The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

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“Purported Record Holder” shall mean, with respect to any event or transaction other than a purported Transfer or Acquisition which results in Excess Shares the record holder of the Common Shares that were, pursuant to subsection 7.7.3 , automatically exchanged for Excess Shares upon the occurrence of such an event or transaction. The Purported Record Holder and the Purported Beneficial Holder can be the same Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer or Acquisition which results in Excess Shares, the record holder of the Common Shares if such Transfer had been valid under subsection 7.7.2 .   The Purported Record Transferee and the Purported Beneficial Transferee may be the same Person.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Directors and the shareholders of the Corporation determine that it is no longer in the best interests of the Corporation to attempt, or continue, to qualify as a REIT.

“Trading Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the state of California are authorized or obligated by law or executive order to close.

“Transfer” shall mean any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in Common Shares or the right to vote or receive dividends on Common Shares (including (i) the granting of any option (including any option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Common Shares or the right to vote or receive dividends on Common Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Shares, whether voluntary or involuntary, of record, constructively or beneficially, and whether by operation of law or otherwise).  The terms “Transfers,” “Transferred” and “Transferable” shall have correlative meanings.

7.7.2  Ownership and Transfer Limitations.

(a)  Notwithstanding any other provision of these Articles of Incorporation, except as provided in subsection 7.7.9 and Section 7.8 , from and after the date hereof and prior to the Restriction Termination Date, no Person shall Beneficially or Constructively Own Common Shares in excess of the Common Shares Ownership Limit.

(b)  Notwithstanding any other provision of these Articles of Incorporation, except as provided in subsection 7.7.2 and subsection 7.7.3 , from and after the date hereof and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction that, if effective, would result in any Person Beneficially or Constructively Owning Common Shares in excess of the applicable Ownership Limit shall be void ab initio as to the Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Common Shares which would otherwise be Beneficially or Constructively Owned by such Person in excess of the applicable Ownership Limit, and none of the Purported Beneficial Transferee, the Purported Record Transferee the Purported Beneficial Holder or the Purported Record Holder, as applicable, shall acquire any rights in that number of Common Shares.

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(c) Notwithstanding any other provision of these Articles of Incorporation, except as provided in subsection 7.7.9 and Section 7.8 , from and after the date hereof and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership (including actual ownership) of Common Shares or other event or transaction that, if effective, would result in the Common Shares being actually owned by fewer than one hundred (100) Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership (including actual ownership) or other event or transaction with respect to that number of Common Shares which otherwise would be owned by the transferee, and the intended transferee or subsequent owner (including a Beneficial or Constructive Owner) shall acquire no rights in that number of Common Shares.

(d) Notwithstanding any other provision of these Articles of Incorporation, except as provided in Section 7.8 , from and after the date hereof and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction that, if effective, would cause the Corporation to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code or otherwise, directly or indirectly, would cause the Corporation to fail to qualify as a REIT shall be void ab initio as to the Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Common Shares which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or otherwise, directly or indirectly, would cause the Corporation to fail to qualify as a REIT, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Common Shares.

(e) Notwithstanding any other provision of these Articles of Incorporation, except as provided in Section 7.8 , from and after the date hereof and prior to the Restriction Termination Date, any Transfer, Acquisition, change in capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction that, if effective, would (i) cause the Corporation to own (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code and (ii) cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, shall be void ab initio as to the Transfer, Acquisition, change in capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Common Shares which would cause the Corporation to own an interest (directly or Constructively) in a tenant that is described in Section 856(d)(2)(B) of the Code, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Common Shares.

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7.7.3   Exchange for Excess Shares.

(a) If, notwithstanding the other provisions contained in this ARTICLE 7, at any time from and after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in the Beneficial or Constructive Ownership of Common Shares or other event or transaction such that any Person would Beneficially or Constructively Own Common Shares in excess of the applicable Ownership Limit, then, except as otherwise provided in subsection 7.7.9 , such number of Common Shares (rounded up to the next whole number of shares) in excess of the applicable Ownership Limit, automatically shall be exchanged for an equal number of Excess Shares having terms, rights, restrictions and qualifications identical thereto, except to the extent that this ARTICLE 7 requires different terms.   Such exchange shall be effective as of the close of business on the business day next preceding the date of the purported Transfer, Acquisition, change in capital structure, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction.

(b) If, notwithstanding the other provisions contained in this ARTICLE 7, at any time from and after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction which, if effective, would result in a violation of any of the restrictions described in subsection 7.7.2 or, directly or indirectly, would for any reason cause the Corporation to fail to qualify as a REIT, then the number of Common Shares (rounded up to the next whole number of shares) being Transferred or Acquired or which are otherwise affected by the change in capital structure or other purported change in Beneficial or Constructive Ownership or other event or transaction and which would result in a violation of any of the restrictions described in subsection 7.7.2 or, directly or indirectly, would for any reason cause the Corporation to fail to qualify as a REIT, automatically shall be exchanged for an equal number of Excess Shares having terms, rights, restrictions and qualifications identical thereto, except to the extent that this ARTICLE 7 requires different terms. Such exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer, Acquisition, change in capital structure, or other purported change in Beneficial or Constructive Ownership or other event or transaction.

(c) The Board of Directors recognizes that subsections 7.7.3 may become operative because of the purported ownership of Common Shares by two or more (i) partners of a partnership, (ii) shareholders of a corporation, or (iii) members of any other Person.  In such event, the Board of Directors shall have the authority in its sole, complete and absolute discretion to determine the number of Common Shares and the identity of the Common Shares of each partner, shareholder or member that automatically shall be exchanged for an equal number of Excess Shares.

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7.7.4  Remedies For Breach.  If the Board of Directors or its designee shall at any time determine in good faith that a Transfer, Acquisition, or change in the capital structure of the Corporation or other purported change in Beneficial or Constructive Ownership or other event or transaction has taken place in violation of subsection 7.7.2 or that a Person intends to Acquire or has attempted to Acquire Beneficial or Constructive Ownership of any Common Shares in violation of subsection 7.7.2 , the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition, or change in the capital structure of the Corporation, or other attempt to Acquire Beneficial or Constructive Ownership of any Common Shares or other event or transaction, including, but not limited to, refusing to give effect thereto on the books of the Corporation or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, Acquisition, change in the capital structure of the Corporation, attempted Transfer, or other attempt to Acquire Beneficial or Constructive Ownership of any Common Shares or event or transaction in violation of subsection 7.7.2 (as applicable) shall be void ab initio and, where applicable, automatically shall result in the exchange described in subsection 7.7.3 , irrespective of any action (or inaction) by the Board of Directors or its designee.

7.7.5  Notice of Restricted Transfer.  Any Person who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Common Shares in violation of subsection 7.7.2 and any Person who Beneficially or Constructively Owns Excess Shares as a transferee of Common Shares resulting in an exchange for Excess Shares, pursuant to subsection 7.7.3 , or otherwise, immediately shall give written notice to the Corporation, or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Corporation, of such event and shall promptly provide to the Corporation such other information as the Corporation, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, attempted Transfer, Acquisition, attempted Acquisition or other purported change in Beneficial or Constructive Ownership on the Corporation’s status as a REIT.

7.7.6  Owners Required To Provide Information.  From and after the date hereof and prior to the Restriction Termination Date:

(a) Every Beneficial or Constructive Owner of more than 5 percent, or such lower percentage or percentages as determined pursuant to regulations under the Code or as may be requested by the Board of Directors in its sole discretion, of the outstanding shares of the Common Shares of the Corporation annually shall, no later than January 31 of each calendar year, give written notice to the Corporation stating (i) the name and address of such Beneficial or Constructive Owner; (ii) the number of shares of the Common Shares Beneficially or Constructively Owned; and (iii) a description of how such shares are held.  Each such Beneficial or Constructive Owner promptly shall provide to the Corporation such additional information as the Corporation, in its sole discretion, may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the applicable Ownership Limit and other restrictions set forth herein.

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(b) Each Person who is a Beneficial or Constructive Owner of Common Shares end each Person (including the shareholder of record) who is holding Common Shares for a Beneficial or Constructive Owner promptly shall provide to the Corporation such information as the Corporation, in its sole discretion, may request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit and other restrictions set forth herein.

7.7.7  Remedies Not Limited.   Nothing contained in this ARTICLE 7 except Section 7.8 hereof shall limit the scope or application of the provisions of this Section 7.7 , the ability of the Corporation to implement or enforce compliance with the terms thereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Corporation.

7.7.8  Ambiguity.   In the case of ambiguity in the application of any of the provisions of this Section 7.7 , including any definition contained in subsection 7.7.1 hereof, the Board of Directors shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 8.3 with respect to any situation, based on the facts known to it.

7.7.9   Exceptions.   It is expected that as the Corporation begins accepting shareholders there will be a start up period during which the various ownership limitations will be exceeded and minimum shareholder thresholds will not yet be attained.   Until such time as the Corporation meets the requirements of the Internal Revenue Service for the qualification of the Corporation as a REIT, such requirements will be waived.   Additionally, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board of Directors, in its sole discretion, in each case to the effect that the restrictions contained in subsections 7.7.2(a)   7.7.2(b)   7.7.2(c)   will not be violated, may waive or change, in whole or in part, the application of the Ownership Limit with respect to any Person that is not an individual, as such term is defined in Section 542(a)(2) of the Code.   In connection with any such waiver or change, the Board of Directors may require such representations and undertakings from such Person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of Common Shares on the Corporation’s status as a REIT.

7.7.10   Increase in Common Shares Ownership Limit.   Subject to the limitations contained in paragraph K of this Section 7.7 , the Board of Directors is hereby expressly vested with the full power and authority from time to time to increase the Common Shares Ownership Limit.   No such increase shall constitute or be deemed to constitute an amendment of these Articles of Incorporation, and shall take effect automatically without any action on the part of any shareholder as of the date specified by the Board of Directors that is subsequent to the Board resolution approving and effecting such reduction

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7.7.11  Limitations on Modifications.

(a) The Ownership Limit for Common Shares may not be increased and no additional ownership limitations may be created if, after giving effect to such increase or creation, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code (assuming ownership of Common Shares by all Persons equal to the greatest of (i) the actual ownership, (ii) the Beneficial Ownership of Common Shares by each Person, or (iii) the Ownership Limit with respect to such Person).

(b) Prior to any modification of the Ownership Limit with respect to any Person, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Corporation’s status as a REIT.

(c) The Common Shares Ownership Limit may not be increased to a percentage that is greater than 9.9 percent.

7.7.12  Legend.  Each certificate for Common Shares shall bear substantially the following legend:

“The securities represented by this certificate are subject to the restrictions on transfer and ownership for the purpose of maintenance of the Corporation’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).  Except as otherwise provided pursuant to the Articles of Incorporation of the Corporation, no Person may (i) Beneficially or Constructively Own Common Shares of the Corporation in excess of 8.0 percent (or such greater percent as may be determined by the Board of Directors of the Corporation) of the outstanding Common Shares or (ii) Beneficially or Constructively Own Common Shares which would result in the Corporation being “closely held” under Section 856(h) of the Code or which otherwise would cause the Corporation to fail to qualify as a REIT.  Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Common Shares in excess of the above limitations and any Person who Beneficially or Constructively Owns Excess Shares as a transferee of Common Shares resulting in an exchange for Excess Shares (as described below) immediately must notify the Corporation in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in the Beneficial or Constructive Ownership must give written notice to the Corporation at least fifteen (15) days prior to the proposed or attempted transfer, transaction or other event.  Any Transfer or Acquisition of Common Shares or other event which results in violation of the ownership or transfer limitations set forth in the Articles of Incorporation shall be void ab initio and the Purported Beneficial and Record Transferee shall not have or acquire any rights in such Common Shares.  If the transfer and ownership limitations referred to herein are violated, the Common Shares represented hereby automatically will be exchanged for Excess Shares to the extent of violation of such limitations, and such Excess Shares will be held in trust by the Corporation, all as provided by the Articles of Incorporation of the Corporation.  All defined terms used in this legend have the meanings identified in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests.”

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7.8  Excess Shares.

7.8.1  Ownership In Trust.  Upon any purported Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in the Beneficial or Constructive Ownership or event or transaction that results in Excess Shares pursuant to subsection 7.7.3 , such Excess Shares shall be deemed to have been transferred to the Corporation, as Excess Shares Trustee of an Excess Shares Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to subsection 7.8.5 .  Excess Shares so held in trust shall be issued and outstanding shares of the Corporation.  The Purported Record Transferee (or Purported Accord Holder) shall have no rights in such Excess Shares except the right to designate a transferee of such Excess Shares upon the terms specified in subsection 7.8.5 .  The Purported Beneficial Transferee (or Purported Beneficial Holder) shall have no rights in such Excess Shares except as provided in subsections 7.8.3 and 7.8.5 .

7.8.2  Dividend Rights.  Excess Shares shall not be entitled to any dividends or distributions (except as provided in subsection 7.8.3 ).  Any dividend or distribution paid prior to the discovery by the Corporation that the Common Shares have been exchanged for Excess Shares shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid at the time of such discovery shall be void ab initio with respect to such Excess Shares.

7.8.3  Rights Upon Liquidation.  Except as provided below, in the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other distribution of the assets, of the Corporation, each holder of Excess Shares shall be entitled to receive, ratably with (i) each other holder of such Excess Shares and (ii) each holder of Common Shares, that portion of the aggregate assets available for distribution to holders of Common Shares (including holders of Excess Shares resulting from the exchange of Common Shares pursuant to subsection 7.7.3 ), determined in accordance with applicable law, as the number of such Excess Shares held by such holder bears to the total number of outstanding Common Shares and outstanding Excess Shares then outstanding.  The Corporation, as holder of the Excess Shares in trust, or, if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Excess Shares Trust, when determined, any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation. Anything herein to the contrary notwithstanding, in no event shall the amount payable to a holder with respect to Excess Shares exceed (i) the price per share such holder paid for the Common Shares in the purported Transfer, Acquisition, change in capital structure, or other transaction or event that resulted in the Excess Shares or the price per share such holder paid for the Common Shares that were exchanged for the Excess Shares or (ii) if the holder did not give full value for such Excess Shares (as through a gift, devise or other event or transaction), a price per share equal to the Market Price for the Common Shares on the date of the purported Transfer, Acquisition, change in capital structure or other transaction or event that resulted in such Excess Shares or the Market Price for the Common Shares on the date they were exchanged for the Excess Shares.  Any amount available for distribution in excess of the foregoing limitations shall be paid ratably to the holders of Common Shares and Excess Shares resulting from the exchange of Common Shares to the extent permitted by the foregoing limitations.

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7.8.4 Voting Rights.   The holders of Excess Shares shall not be entitled to vote on any matters (except as required by the MGCL).

7.8.5  Restrictions on Transfer; Designation of Beneficiary.

(a)                       Excess Shares shall not be Transferable.   The Purported Record Transferee (or Purported Record Holder) may freely designate a Beneficiary of its interest in the Excess Shares Trust (representing the number of Excess Shares held by the Excess Shares Trust attributable to the purported Transfer that resulted in the Excess Shares), if (i) the Excess Shares held in the Excess Shares Trust would not be Excess Shares in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee (or Purported Beneficial Holder) does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Shares that exceeds (x) the price per share such Purported Beneficial Transferee (or Purported Beneficial Holder) paid for the Common Shares in the purported Transfer, Acquisition, change in capital structure, or other transaction or event that resulted in the Excess Shares or the price per share paid for the Common Shares that were exchanged for the Excess Shares or (y) if the Purported Beneficial Transferee (or Purported Beneficial Holder) did not give value for such Excess Shares (as through a gift, devise or other event or transaction), a price per share equal to the Market Price for the Common Shares on the date of the purported Transfer, Acquisition, change in capital structure, or other transaction or event that resulted in the Excess Shares or the Market Price for the Common Shares on the date they were exchanged for the Excess Shares.   Upon such Transfer of an interest in the Excess Shares Trust, the corresponding Excess Shares in the Excess Shares Trust automatically shall be exchanged for an equal number of Common Shares (depending on the type and class of shares that originally were exchanged for such Excess Shares) and such Common Shares shall be transferred of record to the Beneficiary of the interest in the Excess Shares Trust designated by the Purported Record Transferee (or Purported Record Holder) , as described above, if such Common Shares would not be Excess Shares in the hands of such Beneficiary. Prior to any Transfer of any interest in the Excess Shares Trust, the Purported Record Transferee (or Purported Record Holder) must give written notice to the Corporation of the intended Transfer and the Corporation must have waived in writing its purchase rights under paragraph F of this Section 8.4.

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(b) Notwithstanding the foregoing, if a Purported Beneficial Transferee (or Purported Beneficial Holder) receives a price for designating a Beneficiary of an interest in the Excess Shares Trust that exceeds the amounts allowable under subsection (a)  , such Purported Beneficial Transferee (or Purported Beneficial Holder) shall pay, or cause the Beneficiary of the interest in the Excess Shares Trust to pay, such excess in full to the Corporation.

(c) If any of the Transfer restrictions set forth in this subsection 7.8.5 or any application thereof is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Purported Record Transferee (or Purported Record Holder) may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Excess Shares as to which such restrictions would otherwise, by their terms, apply, and to hold such Excess Shares on behalf of the Corporation.

7.8.6  Purchase Right in Excess Shares.  Excess Shares shall be deemed to have been offered for sale to the Corporation or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of a devise or gift or event other than a Transfer or Acquisition which results in the issuance of Excess Shares, the Market Price at the time of such devise or gift or event other than a Transfer or Acquisition which results in the issuance of Excess Shares) or (ii) the Market Price of the Common Shares exchanged for such Excess Shares on the date the Corporation or its designee accepts such offer.  The Corporation and its assignees shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the purported Transfer, Acquisition, change in capital structure of the Corporation, or purported change in Beneficial or Constructive Ownership or other event or transaction which resulted in such Excess Shares and (ii) the date on which the Board of Directors determines in good faith that a Transfer, Acquisition, change in capital structure of the Corporation, or purported change in Beneficial or Constructive Ownership or other event or transaction resulting in Excess Shares has occurred, if the Corporation does not receive a notice pursuant to subsection 7.7.5 , but in no event later than a permitted Transfer pursuant to, and in compliance with, the terms of subsection 7.8.5 .

7.8.7  Remedies Not Limited.  Nothing contained in this Article VI shall limit the scope or application of the provisions of this Section 7.8 , the ability of the Corporation to implement or enforce compliance with the terms hereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Corporation and the interests of its Shareholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the applicable Ownership Limits and the other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Corporation.

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7.9 Severability.  If any provision of this ARTICLE 7 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remainder of this ARTICLE 7 shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

7.10  Waiver.  The Corporation shall have authority at any time to waive the requirements that Excess Shares be issued or be deemed outstanding in accordance with the provisions of this Article VIII if the Corporation determines, based on an opinion of tax counsel, that the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding, would jeopardize the status of the Corporation as a REIT (as that term is defined in subsection 7.7.1 ) .

7.11  Management of Money and Property Received for Shares.  The Directors shall manage all money and property received for the issuance of shares for the benefit of the shareholders of the Corporation.

7.12   Reports to Stockholders .  The Corporation shall prepare and disstibute to each Shareholder as of a record date after the end of the fiscal yar and each holder of other publicly held securities of the Corporation within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after December 31, 2016, which shall include:

7.12.1   financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;

7.12.2   the ratio of the costs of raising capital during the year to the capital raised;

7.12.3   the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Corporation’s advisor  and any affiliates of our advisor by the Corporation or third parties doing business with us during the year;

7.12.4   the Corporation’s total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

7.12.5     report from the conflicts committee that the Corporation’s policies are in the best interests of our common stockholders and the basis for such determination; and

7.12.6   a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Corporation and its Advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

7.13   Access to Records.

7.13.1   As a part of the Corporation’s books and records, it will maintain at its principal office an alphabetical list of the names of the common stockholders, along with their addresses and telephone numbers and the number of shares of common stock held by each of them. The Corporation will update this stockholder list at least quarterly and it is available for inspection at its principal office by a common stockholder or his or her designated agent upon request of the stockholder. The Corporation will also mail this list to any common stockholder within ten days of receipt of his or her request. The Corporation may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights.

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7.13.2   If the Corporation’s advisor or board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, the  advisor and/or board, as the case may be, shall be liable to the common stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any common stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of the Corporation. The Corporation may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in the Corporation. The remedies provided by this Section to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

ARTICLE 8
CONFLICTS OF INTEREST AND INVESTMENT RESTRICTIONS

8.1 Sales and Leases to REIT.  The Corporation shall not purchase property from the Sponsor, Adviser, Director, or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the asset to such Sponsor, Advisor, Director, or any Affiliate thereof, or if the price to the Corporation is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable.  In no event shall the cost of such asset to the Corporation exceed its current appraised value.

8.2 Sales and Leases to Sponsor, Advisor, Directors, or any Affiliate.

8.2.1 A Sponsor, Advisor, Director, or any Affiliate thereof shall not acquire assets from the Corporation unless approved by a majority of the Directors (including a majority of the Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation.

8.2.2 The Corporation may lease assets to a Sponsor, Advisor, Director, or any Affiliate thereof only if approved by a majority of the Directors (including a majority of the Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation.

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8.3 Loans.

8.3.1 No loans may be made by the Corporation to the Sponsor, Advisor, Director, or any Affiliate thereof except to wholly owned subsidiaries of the Corporation.

8.3.2 The Corporation may not borrow money from the Sponsor, Advisor, Director, or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Corporation than loans between unaffiliated parties under the same circumstances.

8.4 Investments.

8.4.1 The Corporation shall not invest in joint ventures with the Sponsor, Advisor, Director, or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions, approve the transaction as being fair and reasonable to the Corporation and on substantially the same terms and conditions as those received by the other joint venturers.

8.4.2 The Corporation shall not invest in equity securities unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable.

8.5 Statement of Objectives.  The Independent Directors shall review the investment policies of the Corporation with sufficient frequency and no less often than annually to determine that the policies being followed by the Corporation at any time are in the best interests of its Shareholders.  Each such determination and the basis therefor shall be set forth in the minutes of the Board of Directors.

8.6 Multiple Programs.  The method for the allocation of the acquisition of properties by two or more programs of the same Sponsor or Advisor seeking to acquire similar types of assets shall be reasonable.  It shall be the duty of the Directors (including the Independent Directors) to insure such method is applied fairly to the Corporation.

8.7 Other Transactions.  All other transactions between the Corporation and the Sponsor, Advisor, Director, or any Affiliate thereof, shall require approval by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions as being fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties.

8.8 Appraisal of Real Property.  The consideration paid for real property acquired by the Corporation shall ordinarily be based on the fair market value of the property as determined by a majority of the Directors.  In cases in which a majority of the Independent Directors so determine, and in all cases in which assets are acquired from the Advisors, Directors, Sponsors or Affiliates thereof, such fair market value shall be as determined by an Independent Expert selected by the Independent Directors.

8.9 Roll-Up Transaction.

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8.9.1 In connection with a proposed roll-up, an appraisal of all Corporation assets shall be obtained from a competent, Independent Expert.  If the appraisal will be included in a prospectus used to offer the securities of a roll-up entity, the appraisal shall be filed with the Securities and Exchange Commission and any applicable state securities commissioner as an exhibit to the registration statement for the offering.  Accordingly, an issuer using the appraisal shall be subject to liability for violation of the Securities Act of 1933, §11, and comparable provisions under state law for any material misrepresentations or material omissions in the appraisal.  Corporation assets shall be appraised on a consistent basis.  The appraisal shall be based on an evaluation of all relevant information, and shall indicate the value of the Corporation's assets as of a date immediately prior to the announcement of the proposed roll-up transaction.  The appraisal shall assume an orderly liquidation of Corporation assets over a 12-month period.  The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and its investors.  A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the investors in connection with a proposed roll-up.

8.9.2 In connection with a proposed roll-up, the person sponsoring the roll-up shall offer to Shareholders who vote "no" on the proposal the choice of:

(a) accepting the securities of the roll-up entity offered in the proposed roll-up; or

(b) one of the following:

(1) remaining as Shareholders of the Corporation and preserving their interests therein on the same terms and conditions as existed previously; or

(2) receiving cash in an amount equal to the Shareholders' pro-rata share of the appraised value of the Net Assets of the Corporation.

8.9.3 The Corporation shall not participate in any proposed roll-up that would result in Shareholders having democracy rights in the roll-up entity that are less than those provided for under the NASAA REIT Guidelines.

8.9.4 The Corporation shall not participate in any proposed roll-up which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity (except to the minimum extent necessary to preserve the tax status of the roll-up entity).  The Corporation shall not participate in any proposed roll-up which would limit the ability of an investor to exercise the voting rights of its securities of the roll-up entity on the basis of the number of REIT shares held by that investor.

8.9.5 The Corporation shall not participate in any proposed roll-up in which investors' rights of access to the records of the roll-up entity will be less than those provided for under NASAA REIT Guidelines.

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8.9.6 The Corporation shall not participate in any proposed roll-up in which any of the costs of the transaction would be borne by the Corporation if the roll-up is not approved by the Shareholders.

8.10 Leverage.  The aggregate borrowings of the Corporation, if any, secured and unsecured, shall be reasonable in relation to the Net Assets of the Corporation and shall be reviewed by the Directors at least quarterly.  The maximum amount of such borrowings in relation to the Net Assets shall, in the absence of a satisfactory showing that higher level of borrowing is appropriate, not exceed 50%.  Any excess in borrowing over such 50% level shall be approved by a majority of the Independent Directors and disclosed to the Shareholders in the next quarterly report of the Corporation, along with justification for such excess.

8.11 Restrictions.  The Corporation will not engage in any of the following investment practices or activities:

8.11.1 Invest in commodities or commodity future contracts;

8.11.2 Invest more than 10% of its total assets in unimproved real property or indebtedness secured by a deed of trust or mortgage loans on unimproved real property;

8.11.3 Invest in indebtedness (“junior debt”) secured by a mortgage on real property which is subordinate to the lien of other indebtedness (“senior debt”), except where the amount of such junior debt, plus the outstanding amount of the senior debt, does not exceed 85 % of the appraised value of such property, if after giving effect thereto, the value of all such investments of the Corporation (as shown on the books of the Corporation in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of Corporation tangible assets. The value of all investments in junior debt of the Corporation which does not meet the aforementioned requirements would be limited to 10% of the Corporation's tangible assets (which would be included within the 25% limitation);

8.11.4 Invest in contracts for the sale of real estate;

8.11.5 Engage in any short sale, or borrow, on an unsecured basis unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt;

8.11.6 Engage in trading, as compared with investment activities;

8.11.7 Acquire securities in any Corporation holding investments or engaging in activities prohibited by this section; or

8.11.8 Engage in underwriting or the agency distribution of securities issued by others.

8.11.9   Issue redeemable equity securities.

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8.11.10   Issue debt securities unless the historical debt service coverage (in the most recently complete fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt.

8.11.11   Issue options or warrants to purchase its shares to the Advisor, Sponsor, Directors or any Affiliate thereof except on the same terms as such options or warrants are sold to the general public.  The Corporation may issue options or warrants to persons not so connected with the Corporation but not at exercise prices less than the fair market value of such securities on the date of grant and for consideration (which may include services) that in the judgment of the Independent Directors has a market value less than the value of such option on the date of grant.  Options or warrants issuable to the Adviser, Sponsor, Directors or any Affiliate thereof shall not exceed an amount equal to 10% of the outstanding shares of the Corporation on the date of grant of any options or warrants.

8.11.12   Issue its shares on a deferred payment basis or other similar arrangement.

ARTICLE 9
AMENDMENTS

9.1 The Corporation reserves the right from time to time to make any amendment to this Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any shares of outstanding stock.  All rights and powers conferred by this Charter on stockholders, directors and officers are granted subject to this reservation.  Except as otherwise provided in this Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in this Charter, any amendment to this Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.  However, any amendment to Section 5.8, Article VI or this section of this Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of the stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

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